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                                                                   Exhibit 10.23

                                                               EXECUTION VERSION

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

                                 BY AND BETWEEN

                           NANODYNAMICS, INC. ("NDI"),

                     AND EPIC ENERGY SOLUTIONS, LLC ("EPIC")

                          EFFECTIVE AS OF JUNE 21, 2007

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                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

     This Intellectual Property License Agreement (the "AGREEMENT") is effective as of June 21, 2007 (the "EFFECTIVE DATE"), between NanoDynamics, Inc. ("NDI"), and Epic Energy Solutions, LLC ("EPIC").

                                    RECITALS

     WHEREAS, NDI-1 Partners, LLC, a wholly-owned subsidiary of NDI ("NDI-1"), and Nano-applications Holdings B.V. ("NANO-APPLICATIONS"), a wholly-owned subsidiary of Shell Technology Ventures Fund 1 B.V. ("STV"), have formed Epic to facilitate their cooperation to develop and commercialize nano-enabled applications in the field of exploration, production, and processing of oil, gas, and related hydrocarbons and, the field of solar energy;

     WHEREAS, in furtherance thereof, some or all of the parties hereto or their Affiliates have entered into that certain Debenture dated as of June 21, 2007 ("DEBENTURE"), Debenture Purchase Agreement dated as of June 15, 2007 ("DEBENTURE PURCHASE AGREEMENT"), Investor's Rights Agreement dated as of June 21, 2007 ("INVESTOR'S RIGHTS AGREEMENT"), Limited Liability Company Agreement dated as of June 21, 2007 ("THE LLC AGREEMENT"), Services Agreement dated as of June 21, 2007 ("SERVICES AGREEMENT") and Master Development Agreement effective as of June 21, 2007 ("MASTER DEVELOPMENT AGREEMENT") of even date herewith, (collectively, the "DEFINITIVE AGREEMENTS");

     WHEREAS, NDI and Epic intend to mutually agree upon written project descriptions to be prepared by the parties that identify technology and applications for Epic to commercialize, and wish to facilitate such commercialization via the granting of intellectual property licenses and options for intellectual property licenses as described herein; and

     WHEREAS, the operation of Epic's business will require the use and exploitation of certain intellectual property owned by NDI, or improvements thereto developed by NDI, and to the extent such intellectual property is related to a project agreed upon by the parties as described above, NDI wishes Epic to be able to use and exploit such intellectual property pursuant to the licenses granted herein.

     NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                    ARTICLE 1
                          DEFINITIONS AND CONSTRUCTION

     1.1 DEFINITIONS

     For the purpose of this Agreement the following capitalized terms are defined in this Article 1 and shall have the meaning specified herein:

          1.1(a) "AFFILIATE" means, with respect to NDI, any entity that is owned or controlled by, or is under common control with, such party, excluding Epic and its Subsidiaries.


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          1.1(b) "CLOSING DATE" is defined in the Debenture Purchase Agreement.

          1.1(c) "CHANGE OF CONTROL" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of beneficial ownership of in excess of 51% of the voting securities of Epic, or (ii) Epic merges into or consolidates with any other person or entity, or any person or entity merges into or consolidates with Epic and, after giving effect to such transaction, the stockholders of Epic immediately prior to such transaction own less than 33% of the aggregate voting power of Epic or the successor entity of such transaction, or (iii) Epic sells or transfers its assets, as an entirety or substantially as an entirety, to another person or entity and the stockholders of Epic immediately prior to such transaction own less than 33% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a three year period of more than one-half of the members of Epic's board of managers which is not approved by a majority of those individuals who are members of the board of managers on the date hereof (or by those individuals who are serving as members of the board of managers on any date whose nomination to the board of managers was approved by a majority of the members of the board of managers who are members on the date hereof).

          1.1(d) "CONFIDENTIAL INFORMATION" means: information, technical data, and know-how that is not otherwise in the public domain and as to which the owner actively undertakes to restrict or control the disclosure to Third Parties in a manner reasonably intended to maintain its confidentiality, and that is disclosed or transferred pursuant to, this Agreement. "CONFIDENTIAL INFORMATION" excludes information that: (A) was in the Receiving Party's possession before receipt from the Disclosing Party or was obtained from a source other than the Disclosing Party; (B) is or becomes a matter of public knowledge through no fault of the Receiving Party; (C) is rightfully received by the Receiving Party from a Third Party without a duty of confidentiality; (D) is independently developed by the Receiving Party without reference to or utilization of the Disclosing Party's Confidential Information; (E) is disclosed under operation of law or by order of a court or other authority, so long as the obligations of
Section 7.5 have been met; or (F) is disclosed by the Receiving Party with the Disclosing Party's prior written approval.

          1.1(e) "COPYRIGHT" means: (i) any copyright in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C.
Section 101 et. seq., whether registered or unregistered, including any applications for registration thereof; (ii) any corresponding foreign copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof; and (iii) moral rights under the laws of any jurisdiction.

          1.1(f) "DISCLOSING PARTY" means the party disclosing particular Confidential Information.

          1.1(g) "DISTRIBUTOR" means any distributor, dealer, reseller, OEM customer, VAR customer, or systems integrator.


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          1.1(h) "EPIC FIELD OF USE" means the exploration, transmission via pipeline, production, and processing of oil, gas, and related hydrocarbons, including all steps from identification, extraction and production from the earth through and including the processing of hydrocarbons in a refining or petrochemical facility, plus the means of conveying, via pipeline, the output from the refining or petrochemical facility. For avoidance of doubt, the sale of nano-materials is included in the NDI Field of Use and the use of such materials in or for value enhanced, commercial applications in exploration, transmission via pipeline, production and processing as described above is included in the Epic Field of Use. The Epic Field of Use also includes the Solar Field of Use, which shall remain part of the Epic Field of Use subject to the requirements of
Section 4.8.

          1.1(i) "EPIC PRODUCTS" means products designed and manufactured for use in the Epic Field of Use, excluding products consisting of nano-materials without any significant value enhancement regardless of the potential for use of such nano-materials in the Epic Field of Use. By way of example and not limitation, Epic Products may include products incorporating nano-materials, but not nano-materials themselves.

          1.1(j) "EPIC TECHNOLOGY" means Technology prepared, conceived, or reduced to practice by Epic, during the term of this Agreement, or otherwise owned or controlled by Epic. For avoidance of doubt, Epic Technology does not include NDI Background Technology, NDI Improvements, or New NDI Technology.

          1.1(k) "IMPROVEMENTS" means: (i) with respect to any work of authorship protected by Copyright, any derivative work thereof; and (ii) with respect to any Technology, any modifications or improvements of such Technology. For the purposes of clarification, Technology will be deemed to be an Improvement of an underlying Technology only if: (1) it is actually developed from, with or utilizing, and not merely because it may have the same or similar functionality or use as, the underlying Technology; (2) the manufacture, use, or sale of a device or system embodying, or the practice of a method embodied in or embodying, the underlying Technology is necessary to practice the development; or (3) the development is necessary to practice the underlying Technology. In the foregoing, "necessary" means necessary to exploit the applicable Technology in a commercially feasible manner.

          1.1(l) "INTELLECTUAL PROPERTY RIGHTS" means: (i) Copyrights; (ii) rights in Inventions, trade secrets, proprietary information and know-how; (iii) Patents and Patent applications; (iv) and any other intellectual property rights, but does not include any rights in any trademark, service mark, trade name, or other similar right related to source designation.

          1.1(m) "INVENTION" means any invention, design, specification, or idea, whether or not patentable.

          1.1(n) "LICENSEE" means any party to which a license is granted under this Agreement, as the context may require.

          1.1(o) "LICENSED EPIC TECHNOLOGY" means Epic Technology to be licensed as described in Section 4.2.


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          1.1(p) "LICENSED TECHNOLOGY" means any Technology that is the subject of a license grant under this Agreement, as the context may require.

          1.1(q) "LICENSOR" means any party that has granted a license under this Agreement, as the context may require.

          1.1(r) "NDI BACKGROUND INTELLECTUAL PROPERTY RIGHTS" means:

               (i) all Intellectual Property Rights that upon the Closing Date, NDI or any Affiliate of NDI owns or controls or as to which NDI otherwise has the right to grant any licenses of the type and on the terms herein granted to NDI; and

               (ii) all Intellectual Property Rights that would be infringed by the making, using, offering for sale, selling, importing of products embodying, or other exploitation of, the NDI Background Technology; and

               (iii) including any Patents listed in EXHIBIT A under the applicable Technology (or otherwise identified in a Project Description).

          1.1(s) "NDI BACKGROUND TECHNOLOGY" means Technology in the Epic Field of Use, prepared, conceived, or reduced to practice by NDI prior to the Closing Date that is: (a) related to Projects listed in EXHIBIT A; or (b) related to a Project addressing a technology problem area identified in EXHIBIT B, to the extent and when the applicable Project Description is agreed upon as described in Section 1.1(bb); or (c) related to any other Project, subject to NDI's advance written approval of inclusion of such Technology in the NDI Background Technology for purposes of this Agreement.

          1.1(t) "NDI FIELD OF USE" means all fields of use other than the Epic Field of Use.

          1.1(u) "NDI IMPROVEMENTS" means Improvements to the NDI Background Technology prepared, conceived, or reduced to practice by NDI during the term of this Agreement, excluding Technology related to fuel cells.

          1.1(v) "NET SALES" is defined in Section 9.1(b).

          1.1(w) "NEW NDI TECHNOLOGY" means Technology related to the Epic Field of Use prepared, conceived, or reduced to practice by NDI, or whose ownership is otherwise owned by NDI during the term of this Agreement, that is not an NDI Improvement.

          1.1(x) "NEW THIRD PARTY TECHNOLOGY" means Technology related to the Epic Field of Use, and that is useful in the Epic Field of Use, that is not owned or controlled by NDI but that NDI acquires, during the term of this Agreement, the right to license to Epic in the Epic Field of Use.

          1.1(y) "PATENTS" means patents, utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of


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inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations and extensions of any of the foregoing.

          1.1(z) "PROJECT" means a project to commercialize nano-enabled applications in the Epic Field of Use, as agreed to from time to time by the management of Epic in accordance with the procedures set forth in the LLC Agreement. The six projects described in EXHIBIT A are deemed to have been approved by the Management of Epic. The technology problems contemplated as of the Closing Date to be addressed in other possible future Projects are listed in EXHIBIT B. The approvals required for such problems to become the subject of future Projects will be as set forth in the LLC Agreement.

          1.1(aa) "PROJECT COMMENCEMENT DATE" means the date NDI and management of Epic executes a Project Description.

          1.1(bb) "PROJECT DESCRIPTION" means a document agreed to in writing by NDI and the management of Epic, in accordance with the procedures set forth in the LLC Agreement, setting forth the nature of the NDI Background Technology for the applicable Project, expressly stating that is intended to be deemed a Project under this Agreement, describing, at a minimum, the Project and applicable NDI Background Technology, and indicating an intent to develop or commercialize the applications which are the subject of the Project within five years after the Project Commencement Date.

          1.1(cc) "RECEIVING PARTY" means the recipient of particular Confidential Information.

          1.1(dd) "SUBSIDIARY" means with respect to a party, any entity such party owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

          1.1(ee) "TECHNOLOGY" means all technology, including all know how, show how, techniques, design rules, trade secrets, Inventions, algorithms, formulas, processes, methods, routines, software, processes, devices, prototypes, schematics, test methodologies, and hardware development tools, and any other tangible embodiments of any of the foregoing.

          1.1(ff) "THIRD PARTY" means any person or entity other than NDI, NDI-1, STV, Nano-applications, Epic or their Affiliates or Subsidiaries.

     1.2 CONSTRUCTION

          1.2(a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa.

          1.2(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.


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          1.2(c) As used in this Agreement, the words "include" and "including"
and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation."

          1.2(d) Except as otherwise indicated, all references in this Agreement to "Attachments," "Schedules," "Sections" and "Exhibits" are intended to refer to Attachments, Schedules, Sections and Exhibits to this Agreement.

                                    ARTICLE 2
                      LICENSE OF NDI BACKGROUND TECHNOLOGY

     2.1 INTELLECTUAL PROPERTY RIGHTS LICENSES TO EPIC

          NDI grants (and agrees to cause its appropriate Affiliates to grant) to Epic personal, irrevocable, exclusive, worldwide, royalty-free (except as set forth in Section 4.3 and subject to Section 2.4) and non-transferable (except as specified in Sections 4.7 and 13.8 below) licenses, solely in the Epic Field of Use, under its and their NDI Background Intellectual Property Rights related to the NDI Background Technology related to any Project, to make (including the right to practice any method), have made, use, lease, sell, offer for sale and import Epic Products embodying the NDI Background Technology. For avoidance of doubt, the parties acknowledge that nothing in this Agreement will be construed to prevent the parties from entering into an agreement under which NDI sells to Epic nano-materials without any significant value enhancement, nor the resale by Epic of nano-materials purchased pursuant to such agreement within the Epic Field of Use The NDI Background Technology related to the technology problem areas identified on Exhibit A are licensed hereunder as of the Effective Date. Any license of NDI Background Technology for a Project with a Project Commencement Date during the first 2 years after the Effective Date shall be royalty-free (except as set forth in Section 4.3 and subject to Section 2.4). Any license for NDI Background Technology for a Project with a Project Commencement Date later than two years after the Effective Date shall be provided under the same license terms as provided for licenses of New NDI Technology, as set forth in Section 4.3.

     2.2 SUBLICENSING AND CONTRACT MANUFACTURING

     All licenses granted in this Article 2 will be sublicenseable only with NDI's prior written consent, which will not be unreasonably withheld. All licenses granted in this Article 2 include the right to have contract manufacturers and foundries manufacture the Epic Products for Epic or its Subsidiaries with NDI's prior written consent, which will not be unreasonably withheld. The parties acknowledge that the resale or distribution of Epic Products by Distributors will not be deemed a sublicense for purposes of this Section.

     2.3 DURATION OF LICENSES

     All licenses granted in this Article 2 shall commence on the Closing Date (or, as applicable, the Project Commencement Date for the Project relating to the applicable


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Technology) and continue in perpetuity, or, in the case of Patents and
Copyrights, until the expiration of the term thereof.

     2.4 THIRD PARTY RESTRICTIONS

     All licenses granted in this Article 2 will be subject to any: (a) licenses granted to or obligated to be granted by NDI or its Affiliates to Third Parties; or (b) restrictions in favor of Third Parties in contracts entered into by NDI or its Affiliates; in each case existing prior to the Closing Date (or, as applicable, the Project Commencement Date for the Project relating to the applicable Technology). To the extent any rights granted in this Article 2 constitute sublicenses of Intellectual Property Rights of Third Parties that are subject to royalty obligations, Epic shall either pay any royalty obligations incurred as a result of Epic's exercise of such Intellectual Property Rights or forego the exercise of those Intellectual Property Rights. NDI agrees that after the Closing Date and until a date two years following the Effective Date it shall not encumber any NDI Background Technology with any Third Party restriction as described in subsection (a) or (b) above that would limit the ability of NDI to grant to Epic the rights contemplated herein for Epic to commercialize that Technology in the Epic Field of Use unless it has first provided Epic an opportunity to identify any Projects it may wish to pursue utilizing such NDI Background Technology. During this period, NDI will provide Epic with six months notice of its desire or intent to so encumber any NDI Background Technology in the Epic Field of Use, and Epic may at any time before the expiration of 60 days following such notice identify a Project that would result in that NDI Background Technology being licensed to Epic under this
Article 2.

                                    ARTICLE 3
                           LICENSE OF NDI IMPROVEMENTS

     3.1 INTELLECTUAL PROPERTY RIGHTS LICENSES TO EPIC

     NDI grants (and agrees to cause its appropriate Affiliates to grant) to Epic the following personal, irrevocable, exclusive, worldwide, royalty-free (except as set forth in Section 4.3 and subject to Section 3.4 and non-transferable (except as specified in Sections 4.7 and 13.8 below) licenses, solely in the Epic Field of Use, under its and their Intellectual Property Rights related to the NDI Improvements, to make (including the right to practice any method), have made, use, lease, sell, offer for sale and import Epic Products embodying the NDI Improvements on NDI Background Technology licensed to Epic hereunder.

     3.2 SUBLICENSING AND CONTRACT MANUFACTURING

     All licenses granted in this Article 3 will be sublicenseable only with NDI's prior written consent, which will not be unreasonably withheld. All licenses granted in this Article 3 include the right to have contract manufacturers and foundries manufacture the Epic Products for Epic or its Subsidiaries only with NDI's prior written consent, which will not be unreasonably withheld. The parties acknowledge that the resale or distribution of Epic Products by Distributors will not be deemed a sublicense for purposes of this Section.


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     3.3 DURATION OF LICENSES

     All licenses granted in this Article 3 shall commence on the Closing Date (or, as applicable, the Project Commencement Date for the Project relating to the applicable Technology) and continue in perpetuity, or, in the case of Patents and Copyrights, until the expiration of the term thereof.

     3.4 THIRD PARTY RESTRICTIONS

     All licenses granted in this Article 3 will be subject to any (a) licenses granted to or obligated to be granted by NDI or its Affiliates to Third Parties; or (b) restrictions in favor of Third Parties in contracts entered into by NDI or its Affiliates; in each case existing prior to the Closing (or, as applicable, the Project Commencement Date for the Project relating to the applicable Technology). To the extent any rights granted in this Article 3 constitute sublicenses of Intellectual Property Rights of Third Parties that are subject to royalty obligations, Epic shall either pay any royalty obligations incurred as a result of Epic's exercise of such Intellectual Property Rights or forego the exercise of those Intellectual Property Rights.

                                    ARTICLE 4
                       ADDITIONAL ROYALTY-BEARING LICENSES

     4.1 ELECTION BY EPIC NOT TO COMMERCIALIZE TECHNOLOGY

     From time to time Epic may elect not to commercialize certain Epic Technology. In such case, Epic may provide notice of such intention to NDI. In addition, beginning two years after the Effective Date, NDI may request Epic to respond whether Epic has a good faith intention to commercialize certain Epic Technology, and Epic shall respond affirmatively or negatively to such request within 90 days, such notice to be provided in writing to NDI. For purposes of this Section, a good faith intention to commercialize will require that Epic has identified in writing plans to develop or commercialize such technology, and has a good faith belief that it has sufficient funding, or is able to receive sufficient funding, to initiate efforts to commercialize the technology, and after initiation move expeditiously to commercialize the technology within the next five years after such notice to NDI. For purposes of this Article: (a) Epic's notice to NDI of its election not to commercialize certain Epic Technology; or (b) Epic's response to NDI of its election not to commercialize certain Epic Technology in response to the request of NDI, will constitute a "NO-GO ELECTION."

     4.2 OPTIONAL LICENSES TO NDI

     In the event Epic makes a No-Go Election, NDI may request, by written notice no later than 30 days after receipt of the notice of No-Go Election, that Epic negotiate in good faith an irrevocable, worldwide, royalty-bearing license to such Epic Technology to be granted to NDI and its Affiliates under the terms in Article 5. Such license will be exclusive outside the Epic Field of Use, and its exclusivity in the Epic Field of Use will be as negotiated by the parties. In addition, at any time, NDI may request that Epic negotiate in good faith an irrevocable, exclusive, worldwide, license in any Epic Technology to be granted to NDI and its Affiliates


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under the terms in Article 5 for any field outside the Epic Field of Use, which license will bear royalties on Net Sales. In each case, NDI and Epic shall negotiate in good faith for a period of no less than 30 days a reasonable royalty for such license. Any dispute regarding what constitutes a reasonable royalty may be submitted to fast-track arbitration as described in Section 4.6. Such reasonable royalty will take into account, inter alia, the exclusivity terms of such license. Upon determination of such royalty, the applicable Technology will be deemed Licensed Epic Technology.

     4.3 OPTIONAL LICENSES TO NEW NDI TECHNOLOGY

     In the event NDI acquires ownership of New NDI Technology, or files any patent application reflecting New NDI Technology, that it believes is useful in the Epic Field of Use, NDI shall promptly send Epic written notice identifying such New NDI Technology. Epic shall have the right of first negotiation for six months after the receipt of such notice, to negotiate a royalty bearing, exclusive, irrevocable, worldwide license to such New NDI Technology in the Epic Field of Use, which license will bear royalties on Net Sales, but will not include any upfront, milestone or minimum royalty payments. Either party may exercise such right of first negotiation by written notice. In such case, NDI and Epic shall negotiate in good faith for a period of no less than 30 days a reasonable royalty rate for such license. Such royalty rate shall not exceed 5%. The obligations of this Section will remain in effect only for so long as NDI holds at least 30% of the Outstanding Percentage Interests of Epic, as such term is defined in the LLC Agreement. For avoidance of doubt, (a) unless and until Epic exercises its right of first negotiation by written notice, NDI will have no obligation to negotiate with Epic for such license; (b) nothing in this Section will be construed to restrict NDI's right to negotiate for such a license with any Third Party, including during the 30 day period referenced above; and (c) all licenses to be negotiated hereunder are subject to the terms of Section 2.4. However, NDI shall not, for a period of six months after the commencement of such 30-day period, grant a license to New NDI Technology to any Third Party on terms more favorable than the best terms offered by Epic during the 30-day negotiation period. Any dispute regarding what constitutes a reasonable royalty may be submitted to fast-track arbitration as described in
Section 4.6. Upon determination of such royalty rate, the applicable Technology will be subject to the licensing terms that are applicable to NDI Background Technology in Article 2 of this Agreement. Epic and NDI acknowledge that any third party restrictions related to New Technology will be identified and made a condition of the license as part of such negotiation process.

     4.4 OPTIONAL LICENSES TO THIRD PARTY TECHNOLOGY

     In the event NDI acquires the right to license to Epic any New Third Party Technology that is useful in the Epic Field of Use, NDI shall promptly send Epic written notice identifying such Technology, subject to any obligations of confidentiality to which NDI may be bound. Epic shall have the right of first negotiation for six months after the receipt of such notice, to negotiate a license to such New Third Party Technology in the Epic Field of Use, which license will bear royalties on Net Sales, in amounts at least as high as those payable by NDI to any applicable Third Party. Either party may exercise such right of first negotiation by written notice. In such case, NDI and Epic shall negotiate in good faith for a period of no less than 30 days a reasonable royalty rate and other terms for such license. In no event will NDI be


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obligated to agree to any terms for such license that conflict with any terms or obligations to which NDI is bound with respect to such New Third Party Technology. For avoidance of doubt, (a) unless and until Epic exercises its right of first negotiation by written notice, NDI will have no obligation to negotiate with Epic for such license; (b) nothing in this Section will be construed to restrict NDI's right to negotiate for such a license with any Third Party, including during the 30 day period referenced above; and (c) nothing in this Agreement will be construed to obligate NDI to acquire any rights in the New Third Party Technology that are sublicenseable to Epic, nor to secure the right to disclose the terms or existence of such license to Epic. However, NDI shall not, for a period of six months after the commencement of such 30-day period, grant a license to such New Third Party Technology to any Third Party on terms more favorable than the best terms offered by Epic during the 30-day negotiation period. Epic and NDI acknowledge that any third party restrictions and other terms and conditions related to New Technology will be identified and reduced to a written license agreement as part of such negotiation process.

     4.5 MANUFACTURING

     If the manufacture of nano-materials by Epic for the execution or commercialization of any Project requires a sublicense or other extension of rights licensed to NDI by a Third Party which requires consent for that sublicense or extension of rights, NDI shall take commercially reasonable steps to obtain consent to have Epic licensed to use those rights at the same royalty payable, if any, by NDI under its license agreement with that Third Party. For the first three years following the Closing Date, NDI, upon request by Epic, shall, to the extent it manufactures such nano-materials, supply Epic with nano-materials which Epic is unable to manufacture as a result of Epic's inability to obtain sublicenses or other necessary extensions of rights under NDI's license under those terms. NDI shall sell such nano-materials to Epic at the lowest price for which NDI supplies the same or similar nano-materials to any other entity at similar volumes, and in no event for more than the price charged for the same or substantially similar nano-materials at similar volumes from any other third party supplier. If NDI is unable to supply Epic with such nano-materials, then Epic may identify another entity capable of supplying those nano-materials. In such event NDI will take commercially reasonable steps to arrange for Epic to purchase directly from such entity or will purchase such nano-materials from that entity on Epic's behalf and supply them to Epic at NDI's out-of-pocket third party cost, with no mark-up except for administrative and handling costs incurred. At the end of such three-year period, this provision shall automatically extend for up to two additional one year extension terms unless terminated by written notice of one party to the other no less than 30 days before the end of the then-current term.

     4.6 FAST-TRACK ARBITRATION

     Either party may elect to resolve a dispute as to the royalty to be paid under Section 4.2 or 4.3 by binding fast-track arbitration in accordance with the JAMS Streamlined Arbitration Rules and Procedures, such arbitration to be held before a single arbitrator agreed upon by the parties to such dispute in New York, New York. The arbitration shall commence no later than 30 days after selection of the arbitrator, subject only to the arbitrator's availability or the


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arbitrator's decision to delay the proceeding. The costs of arbitration shall be shared equally by the parties to the arbitration. Any settlement reached by arbitration shall be recorded in writing, signed by the parties, and shall be binding on them. The parties shall instruct the arbitrator to deliver a decision no later than 30 days after the completion of the arbitration hearing or the completion of the written submissions of the parties if a hearing is waived.

     4.7 CHANGE OF CONTROL OR DISSOLUTION

     In the event of a Change of Control in Epic approved and affected in accordance with the provisions of the LLC Agreement, if Epic is not the surviving entity, NDI shall consent, effective as of such Change of Control, to the assignment to the acquiror of Epic ("BUYER") of the licenses granted by NDI or its Affiliates to Epic and its Subsidiaries hereunder prior to such Change of Control, subject to: (a) any licenses granted to or obligated to be granted by NDI or its Affiliates to Third Parties existing prior to such Change of Control and still in effect; and (b) any restrictions in favor of Third Parties in contracts entered into by NDI or its Affiliates existing prior to such Change of Control. In the event of a dissolution of Epic, the rights of NDI and STV to Epic Technology, and the Intellectual Property Rights therein, shall be governed by Section 14.03 of the LLC Agreement and Section 2.3 of Exhibit C.

     4.8 ADDITION OF SOLAR TECHNOLOGY AND FIELD

               4.8(a) As described in Section 4.01(b) of the LLC Agreement, STV has the option to contribute two additional milestone payments to Epic dedicated to allow Epic to develop and exploit solar technology (the "SOLAR FIELD OF USE").

               4.8(b) Notwithstanding Section 4.8(a), if either of such milestone payments do not occur in full by their specified due dates, then: (a) Epic and its Subsidiaries hereby unconditionally and irrevocably assign to NDI all Epic Technology and all Intellectual Property Rights in the Solar Field of Use that was conceived, developed or reduced to practice by NDI or its Affiliates under research and development agreements with Epic, (b) the Solar Field of Use will be deemed excluded from the Epic Field of Use, and (c) the NDI Background Technology related to the Solar Field of Use will be deemed excluded from the NDI Background Technology except to the extent that it also relates to a Project outside the Solar Field of Use. Epic shall cause its personnel and subcontractors to comply with the terms of this Section. Epic shall take all reasonable steps, including causing the execution of appropriate documents, at NDI's request and expense, to effect the transfer of ownership and rights contemplated in this Section.

     4.9 OPTIONAL LICENSES TO STV

     Concurrent with this Agreement, Epic, STV and NDI shall enter into the STV License Agreement attached hereto as EXHIBIT C.

                                    ARTICLE 5
                              LICENSES-BACK TO NDI

     5.1 LICENSE-BACK TO NDI

     Epic agrees to grant and hereby grants (and agrees to cause its appropriate Subsidiaries to grant) to NDI the following personal, irrevocable, worldwide, royalty-bearing and non-transferable (except as specified in Section 13.8 below) licenses: under its and their Intellectual Property Rights in and to the Licensed Epic Technology, to make, have made, use, lease, sell, offer for sale and import products embodying the Licensed Epic Technology, in whole or in part, including the right to practice any method. Such license will be limited as to field of use as described in Section 4.2, and shall be exclusive and agreed upon by the parties as described in Section 4.2.

     5.2 SUBLICENSING AND CONTRACT MANUFACTURING

     All licenses granted in this Article 5 will be sublicenseable only with Epic's prior written consent, which will not be unreasonably withheld. All licenses granted in this Article 5 include the right to have contract manufacturers and foundries manufacture products for NDI or its Affiliates. The parties acknowledge that the resale or distribution of products by Distributors will not be deemed a sublicense for purposes of this Section.

     5.3 DURATION OF LICENSES

     All licenses granted in this Article 5 shall commence as designated in
Section 4.2 and continue in perpetuity, or, in the case of Patents and Copyrights, until the expiration of the term thereof.

     5.4 THIRD PARTY RESTRICTIONS

     All licenses granted in this Article 5 will be subject to any (a) licenses granted to or obligated to be granted by Epic or its Subsidiaries to Third Parties; or (b) restrictions in favor of Third Parties in contracts entered into by Epic or its Subsidiaries; in each case existing prior to effective date of grant of the license. To the extent any rights granted in this Article 5 constitute sublicenses of Intellectual Property Rights of Third Parties that are subject to royalty obligations, NDI shall either pay any royalty obligations incurred as a result of NDI's exercise of such Intellectual Property Rights or forego the exercise of those Intellectual Property Rights.

                                    ARTICLE 6
                                    OWNERSHIP

     6.1 OWNERSHIP OF IMPROVEMENTS

     Subject to any agreement to the contrary in and the Master Development Agreement, as between Epic and NDI, subject only to the licenses explicitly set forth in this Agreement, each party hereby retains all right, title and interest, including all Intellectual Property Rights, in and to any Technology to the extent it was developed, prepared, conceived, or reduced to practice solely by such party.

     6.2 NO TRADEMARK LICENSE GRANT

     Nothing in this Agreement will be construed to assign, grant, or license to any party any right in any trademark, service mark, or trade name of the other party.

                                    ARTICLE 7
                                 CONFIDENTIALITY

     7.1 CONFIDENTIALITY AND NON-USE OBLIGATIONS

     Each Receiving Party shall (i) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Receiving Party uses to protect its own confidential information of a like nature, (ii) not use such Confidential Information except to exercise the licenses granted to it hereunder, and (iii) not disclose such Confidential Information to any Third Party, except as expressly permitted under this Agreement, without prior written consent of the Disclosing Party.

     7.2 DISCLOSURE TO SUBLICENSEES

     The Receiving Party has the right to disclose to its sublicensees permitted under this Agreement portions of Confidential Information as reasonably necessary in the exercise of the Receiving Party's sublicense rights under this Agreement, subject to the sublicensee's agreement in writing to confidentiality, protection, and non-use terms at least as protective of the Disclosing Party as the provisions of this Agreement.

     7.3 CONTRACT MANUFACTURERS

     The Receiving Party has the right to disclose to its contract manufacturers and foundries permitted under this Agreement portions of the Confidential Information as reasonably necessary in the exercise of the Receiving Party's "have made" rights under this Agreement, subject to the contract manufacturer's agreement in writing to confidentiality and non use terms at least as protective of the Disclosing Party as the provisions of this Agreement.

     7.4 RESIDUALS

     Notwithstanding any other provision of this Agreement, the Receiving Party shall be free, and the Disclosing Party hereby grants to the Receiving Party the right, to use for any purpose the Residuals resulting from access to or work with the Confidential Information of the Disclosing Party. "RESIDUALS" means information retained in the unaided memory of an individual who has had access to Confidential Information without conscious attempt by such individual to memorize such information.

     7.5 COMPELLED DISCLOSURE

     If the Receiving Party or any of its respective Affiliates or Subsidiaries believes that it will be compelled by law or by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall (i) give the Disclosing Party prompt written notice so that the Disclosing Party may take steps to oppose such disclosure, (ii) take reasonable steps to limit the scope of any required disclosure of Confidential Information, and (iii) cooperate with the Disclosing Party in its attempts to oppose such disclosure, but in any event the Receiving Party shall not be prohibited from complying with such requirement.

                                    ARTICLE 8
                              EXERCISE OF LICENSES

     8.1 DURATION OF LICENSES TO AFFILIATES

     Any license to a particular Affiliate or Subsidiary of Licensee granted hereto shall terminate upon the date that such Affiliate or Subsidiary ceases to be an Affiliate or Subsidiary.

     8.2 LICENSES GRANTED TO DISTRIBUTORS

     Any sublicenses granted by Licensee to its Distributors with respect to any product may include a sublicense under the applicable Patents within the scope of Licensee's license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted hereunder.

     8.3 NO IMPLIED LICENSES

     Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any Intellectual Property Rights, other than the rights expressly granted in this Agreement.

     8.4 TECHNOLOGY TRANSFER

     Delivery of Technology subject to the licenses granted herein to the Licensee will be handled by the parties in a reasonable manner consistent with the operational policies of Epic and the LLC Agreement.

     8.5 NO WARRANTIES

     ALL TECHNOLOGY AND INTELLECTUAL PROPERTY IS LICENSED HEREUNDER "AS IS." EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON INFRINGEMENT WITH RESPECT TO THE LICENSED TECHNOLOGY AND INTELLECTUAL PROPERTY.

     8.6 CONTINUATION OF RIGHTS IN BANKRUPTCY

     The parties acknowledge that if Licensor as a debtor-in-possession or its trustee in bankruptcy in a case under Title 11 of the United States Code (the "BANKRUPTCY CODE") rejects this Agreement or any of the Intellectual Property Rights licensed hereunder, as provided in Section 365(n) of the Bankruptcy Code, Licensee may elect to retain its rights under the license granted hereunder. Licensor or its trustee shall not interfere with the rights of the Licensee as to continue its exercise of the licenses granted herein.

                                    ARTICLE 9
                                    ROYALTIES

     9.1 ROYALTIES

          9.1(a) ROYALTY PAYMENTS. This Article governs the terms for payment of royalties for all royalty-bearing licenses granted in this Agreement. Licensee shall pay to Licensor a royalty on the Net Sales accruing to Licensee in each Licensee fiscal quarter.

          9.1(b) ROYALTY BASE. "NET SALES" means the gross invoice price from sales, distribution, or other exploitation of products or services embodying, in whole or in part, the Licensed Technology, excluding: (A) charges for handling, freight, sales taxes, insurance costs and import duties where such items are included in the invoiced price; (B) commercially reasonable discounts or credits (or other similar adjustments to price); and (C) credits actually granted or refunds actually given for returns. In the event that the products or services are provided for no or nominal consideration or to an Affiliate or Subsidiary or in any other circumstances in which the selling price is established on other than an arms-length basis, the Net Sales will be the average selling price during the preceding fiscal quarter on sales of like volumes of the applicable products or services to unaffiliated customers in arms-length sales. However, in the event that products or services are sold to Affiliates or Subsidiaries for resale to Third Parties, then the royalties will be based on Net Sales from the Affiliates or Subsidiaries to the Third Parties and no royalties will be due on the sales from the Licensee to the Affiliates or Subsidiaries.

     9.2 PAYMENTS AND ACCOUNTING

          9.2(a) RECORDS AND AUDITS. Licensee shall keep full, clear and accurate records showing the means and basis of calculating the royalties required hereunder. These records shall be retained for a period of three years after the date of payment notwithstanding the expiration or other termination of this Agreement. Licensor shall have the right, through a mutually agreed upon independent certified public accountant (consent to which shall not be unreasonably withheld or delayed by Licensee), and at Licensor's expense, to examine and audit, not more than once a year, and during normal business hours, all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to Licensor under this Agreement. Prompt adjustment shall be made by either party to compensate for any errors and/or omissions disclosed by such examination or audit. Should any such error and/or omission result in an underpayment of more than 5% of the total royalties due for the period under audit, Licensee shall upon Licensor's request pay for the cost of the audit and pay Licensor an additional fee equal to a compound annual interest rate of 1% per month or the highest rate then allowed by New York law, whichever is lower..

          9.2(b) DELIVERY OF STATEMENTS. No later than 30 days after the end of each Licensee fiscal quarter, Licensee shall furnish to Licensor a statement in suitable form showing all Licensee products and services subject to royalties that were sold, during such quarter, and the amount of royalty payable thereon, or if no products or services subject to royalty have been sold, that fact shall be shown on such statement. Also, within such 30 days, Licensee shall pay to Licensor the royalties payable hereunder for such quarter. Licensor and Licensee will determine the form of the statement prior to submission of the first such statement. All royalty and other payments to Licensor hereunder shall be in United States dollars. Royalties based on sales in other currencies shall be converted to United States dollars according to the official rate of exchange for that currency, as published in the Wall Street Journal on the last day of the calendar month in which the royalty accrued (or, if not published on that day, the last publication day for the Wall Street Journal during that month).

                                   ARTICLE 10
                       PATENT PROSECUTION AND ENFORCEMENT

     10.1 PROSECUTION

          10.1(a) The Licensor will be primarily responsible for and will control prosecution and maintenance of Patent applications and Patents claiming the Licensed Technology (for purposes of this Section, "LICENSED PATENTS"). Licensor shall refrain from taking any proposed action for prosecution and maintenance of the Licensed Patents: (i) to which Licensee objects within the time frames set forth in Section 10.1(c); or (ii) that would materially undermine the validity or overall objective commercial value of the Licensed Patents in the Licensee's field of use. Licensor will be responsible for filing and other prosecution fees and the fees of its attorneys for any prosecution and maintenance which it pursues under this Section

          10.1(b) The Licensor shall not finally abandon prosecution of any Licensed Patent without informing Licensee in writing of its intention to do so no later than 30 days prior to the deadline for actions to be taken to prevent such abandonment. Licensee may, in its sole discretion, elect to continue the prosecution at its own expense, and if it does so, Licensee will have the right to have such Licensed Patent assigned to it, subject to Licensor's retention of a personal, irrevocable, worldwide, royalty-free, sublicenseable license under all rights of the Licensed Patent. As used in this Section, "finally abandon" means to abandon a patent or patent application such that all rights thereunder are lost and may not be pursued through another application or appeal. Accordingly, amendment of claims during prosecution, abandoning an application while a related application remains pending, pursuing an appeal, allowing an application to issue and the like do not constitute "final abandonment."

          10.1(c) The Licensor shall promptly provide the Licensee with copies of all relevant documentation for the Licensed Patents, including drafts of patent applications prior to filing such patent applications, office actions rendered during the patent prosecution and proposed responses thereto associated with the prosecution of the Licensed Patents in the U.S. and in any foreign countries as they occur, so that the Licensee may be informed of the continuing prosecution. The Licensee shall designate a single contact who shall be responsible for receiving such documentation and for obtaining comments from the appropriate personnel (including any inventors) of the Licensee. The Licensee shall keep that documentation in confidence pursuant to the terms of Article 7. The Licensor shall give the Licensee an opportunity to comment on and provide suggestions regarding Patent applications and responses to office actions rendered during the patent prosecution before any response is actually filed thereto, provided that if the Licensee has not commented: (i) at least 15 days prior to the deadline for filing a patent application or the initial deadline for a response ; and (ii) no later than 30 days after being provided with a draft Patent application for review, as applicable, then the Licensor shall be free to file the respective Patent application or response, as appropriate. The Licensee may reasonably request that claims be added to pending Patent applications for the Licensed Patents to protect the products and processes contemplated to be licensed under this Agreement, provided that such claims are: (1) consistent with the requirements for filing such claims in the pertinent application, (2) consistent with the terminology and overall strategy implemented by the Licensor; and (3) would not materially undermine the validity or overall objective commercial value of the Licensed Patents in the Licensor's field of use. With respect to such claims, the Licensor will at its option either: (x) add such claims to the applicable Patent application (or a continuing application if other claims are in condition for allowance) and use reasonable efforts to obtain allowance of such claims; or (y) in the event that a claim of priority for such claims can be maintained, provide the Licensee with the opportunity to pursue such claims in a separate application which the Licensee will prosecute and maintain at its own expense. It is understood that additional fees, and in some cases new divisional or continuing applications, may be required to pursue additional claims, particularly in certain foreign countries. The Licensee shall be responsible for paying all incremental costs and expenses (including reasonable attorneys' fees) incurred in connection with additional requested claims, except to the extent the Licensor agrees in good faith that such additional requested claims are desirable for its prosecution strategy and are not unduly duplicative or expensive.

     10.2 ENFORCEMENT

          10.2(a) In the event that Licensor or Licensee learns of a substantial infringement of the Licensed Patents, the party that learned of the infringement shall bring it to the attention of the other party and provide written notice describing the circumstances of such infringement.

          10.2(b) Licensor shall have the initial right (but not the obligation) to enforce the Licensed Patents against the infringer. The party having the initial right to enforce the Licensed Patents (the "ENFORCING PARTY") may: (i) commence suit on its own account; or (ii) permit the other party to commence suit on its own account; or (iii) request that the other party join as party plaintiff in a patent infringement litigation brought by the Enforcing Party and share the expense of the litigation.

          10.2(c) The other party shall have 30 days to inform the Enforcing Party of its decision to join or not join in such litigation. In no event may such other party be joined in any suit without its prior written consent; provided, however, that such consent shall be given where necessary for standing or other requirements to file or maintain the action. In the event that the Enforcing Party chooses not to commence suit in a commercially reasonable time, the other party may do so at its own election, and the Enforcing Party agrees, to the extent it is a necessary party to the litigation, to join as a party plaintiff in such a suit. Unless the other party agrees to share the expenses of litigation, all out-of-pocket litigation expenses of such other party will be born by such other party and all amounts recovered in such a legal action will be retained by such other party.

          10.2(d) All amounts recovered in such a legal action brought jointly by the parties and fully participated in by both parties will be at the joint expense of the parties (in equal shares unless otherwise mutually agreed upon), and all recoveries will be shared jointly by them in direct proportion to the share of expense paid by each party; provided, however, that any amounts received by the Licensee that are subject to the payment of royalties hereunder will be deemed part of Net Sales for the purposes of calculating such royalties.

          10.2(e) Each party will reasonably cooperate with and assist the other in litigation proceedings instituted under this Agreement. The litigation will be controlled by the party bringing the suit, except that either party may be represented by counsel of its choice, at its own expense, in any suit brought by the other party.

                                   ARTICLE 11
                              TERM AND TERMINATION

     11.1 VOLUNTARY TERMINATION

     By written notice to the other party, each party may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by such other party. Such notice shall specify the effective date of such termination and shall clearly specify any affected Technology, and Intellectual Property Rights.

     11.2 SURVIVAL

     Any voluntary termination of licenses and rights of a party under Section
11.1 shall not affect such party's licenses and rights with respect to any product made or service furnished prior to such termination, and shall not affect the licenses and rights granted to the other party hereunder.

     11.3 NO OTHER TERMINATION

     Each party acknowledges and agrees that its remedy for breach by the other party of the licenses granted to it hereunder or of any other provision hereof, shall be to bring a claim to recover damages subject to the limits set forth in this Agreement and to seek any other appropriate equitable relief, other than termination of the licenses granted by it in this Agreement.

                                   ARTICLE 12
                             LIMITATION OF LIABILITY

     IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT AVAILABLE TO EITHER PARTY UNDER APPLICABLE LAW AND SHALL NOT LIMIT EITHER PARTY'S OBLIGATIONS EXPRESSLY ASSUMED IN ARTICLE 7 (CONFIDENTIALITY); PROVIDED FURTHER THAT THE EXCLUSION OF PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

                                   ARTICLE 13
                            MISCELLANEOUS PROVISIONS

     13.1 ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral and written agreements and understandings with respect to the subject matter hereof. To the extent there is a conflict between this Agreement and the Definitive Agreements, the terms of this Agreement shall govern.

     13.2 DESCRIPTIVE HEADINGS

     Any descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     13.3 SEVERABILITY

     Any term or other provision of this Agreement is determined by a nonappealable decision of a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     13.4 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE

     Failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     13.5 AMENDMENT

     Change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     13.6 NOTICES

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

     if to NDI:

               NanoDynamics, Inc.
               901 Fuhrmann Boulevard
               Buffalo, New York 14203
               Attention: Chief Executive Officer

               With a copy to:
               Greenberg Traurig, LLP
               1900 University Ave., 5th Floor
               E. Palo Alto, CA 94303
               Attention: Heather Meeker

     if to Epic:

               Epic Energy Solutions, LLC
               901 Fuhrmann Boulevard
               Buffalo, New York 14203
               Attention: Chief Executive Officer

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 13.6, "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by law or executive order to close.

     13.7 GOVERNING LAW AND DISPUTE RESOLUTION

     All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party or parties in such action or proceeding shall be reimbursed by the other party or parties for its or their attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

     13.8 NONASSIGNABILITY

     Except as provided below, no party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other parties' prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be void. Notwithstanding the foregoing, (a) NDI (or its permitted successive assignees or transferees hereunder), but not Epic, may assign or transfer this Agreement as a whole, without consent, in connection with and as part of any Transfer (as defined in the LLC Agreement) of its Membership Interests (as defined in the LLC Agreement) pursuant to Section 10.01(c) of the LLC Agreement; and (b) Epic and NDI may assign this Agreement in part, with the consent of the other party, such consent not to be unreasonably withheld, to a person or entity that succeeds to all or substantially all of the assets of a business or business unit of that party to the extent such assignment is necessary for that business unit to operate as operated and contemplated to be operated at the time of such succession. Any assignment of this Agreement in whole by Epic in connection with a Change of Control will be governed by Section 4.7. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     13.9 COUNTERPARTS

     Agreement may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.

                            [Signature Page Follows]

     WHEREFORE, the parties have signed this NDI License Agreement effective as of the date first set forth above.

NANODYNAMICS, INC.                      EPIC ENERGY SOLUTIONS, LLC


By: /s/ KEITH BLAKELY                   By: /s/ KEITH BLAKELY
    ---------------------------------       ------------------------------------
Name: Keith Blakely                     Name: Keith Blakely
Title: Chief Executive Officer          Title: Chief Executive Officer

                   Signature Page to NDI IP License Agreement

                                    EXHIBIT A

                   TO INTELLECTUAL PROPERTY LICENSE AGREEMENT

                   LICENSED TECHNOLOGIES AND LICENSED PATENTS

     NOTE: PATENTS AND APPLICATIONS ARE REFERENCED BY IPID NUMBER.

         PROJECT            NANODYNAMICS IPID REFERENCE NUMBER     LICENSED TECHNOLOGY DESCRIPTION
         -------            ----------------------------------   -----------------------------------
   High Strength Cement                     229                  Process for preparing inorganic
   Using Nanomaterials                                           cement particles in the sub-200 nm
                                                                 range useful in additive form for
                                                                 modifying various mechanical and
                                                                 physical properties of cement.

 High Temperature Battery            None at this time           N/A
    for Down Hole Use

Fluid Flow Monitoring via            None at this time           N/A
   Nanoparticle Tracer
       Technologies

High Velocity Deformation                    32                  High velocity deformation of
  (HVD) and Large Strain                     33                  ductile metal feedstocks to create
   Extrusion Machining                       34                  submicron and nanocrystalline metal
 (LSEM) using Nano-Metals                   168                  and alloy particulate, rod, wire,
        and Alloys                          205                  sheet, and other forms.
        (HVD Wire)

    Corrosion and Wear                      207                  Preparation of ceramic coatings
    Resistant Ceramic                       208                  from unagglomerated dispersions of
   Coatings of Critical                     153                  ceramic nanoparticles via dip
        Components                          152                  coating; preparation of ceramic
    (Ceramic Coatings)                      150                  precursors for use in in-situ
                                            149                  formation of nanostructured ceramic
                                            147                  coatings via plasma spraying
                                            146
                                            154

   Nano-Enhanced Filter                     212                  Preparation of highly porous
  Technology to Control                     214                  ceramic structures (Cell-Pore) and
  Contaminants in Water                     213                  subsequent deposition or
(Removal of Heavy Metals)                   209                  precipitation of nanoparticles onto
                                            210                  ceramic surfaces
                                            215
                                            211
                                            145
                                             92


                      Exhibit A to NDI IP License Agreement